                                                                    EXHIBIT 12.1

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                      AMERICAN INDUSTRIAL PROPERTIES REIT

                                       Nine Months Ended
                                          September 30                     Year ended December 31,
                                       -----------------      -------------------------------------
                                        1997        1996        1996       1995       1994       1993       1992
                                        ----        ----        ----       ----       ----       ----       ----
        Income before gain (loss) on
           sales of real estate,
           extraordinary gain (loss)
           and minority interest       $(2,414)    $(3,069)   $(4,732)  $(4,338)   $(4,311)  $(5,121)   $ (18,719)
        Fixed charges:
           Interest expense              4,015       4,566      5,901     6,485      4,851     4,664        5,394

           Capitalized interest              -           -          -         -          -         -            -
           Interest component of
             capitalized lease
             obligations                     -           -          -         -          -         -            -
           Interest related to rental
             expense                         -           -          -         -          -         -            -
                                       -------     -------    -------   -------    -------   -------    ---------
              Total fixed charges (A)    4,015       4,566      5,901     6,485      4,851     4,664        5,394
                                       -------     -------    -------   -------    -------   -------    ---------
     Earnings before fixed charges
       (1)(B)                          $ 1,601     $ 1,497    $ 1,169   $ 2,147    $   540   $  (457)   $ (13,325)
                                       -------     -------    -------   -------    -------   -------    ---------
       Ratio of earnings to fixed
         charges (B divided by A)           (2)         (2)        (3)       (3)        (3)       (3)          (3)
                                       =======     =======    =======   =======    =======   =======    =========

(1)  Earnings before fixed charges excludes capitalized interest.

(2) Earnings for the nine months ended September 30, 1997 and 1996 were inadequate to cover fixed charges. The deficiencies for the periods were $2,414 and $3,069, respectively.

(3) Earnings for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 were inadequate to cover fixed charges. The deficiencies for the periods were $4,732, $4,338, $4,311, $5,121, and $18,719, respectively.